Exhibit 5.01

February 20, 2025

Entergy Corporation 639 Loyola Avenue New Orleans, Louisiana 70113

Ladies and Gentlemen:

We have acted as counsel for Entergy Corporation (the “Company”) in connection with the registration statement on Form S-3 (Registration Statement No. 333-266624) (the “Registration Statement”), relating to the offer and sale of up to $1,890,198,698 of shares of the Company’s common stock, $0.01 par value (the “Shares”) as described in the Company’s Prospectus dated August 8, 2022 (the “Prospectus”) and Prospectus Supplement dated February 20, 2025 (the “Prospectus Supplement”).

In our capacity as such counsel, we have examined: (1) the Registration Statement; (2) the Prospectus; (3) the Prospectus Supplement; (4) the Equity Distribution Sales Agreement, dated January 11, 2021, as amended and supplemented by the First Amendment to Equity Distribution Sales Agreement, dated May 6, 2024 (as so amended and supplemented, the “Sales Agreement”), with BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC, as sales agents and as forward sellers (in such capacities as applicable, the “Agents” and the “Forward Sellers”), and Bank of America, N.A., BNP Paribas, Citibank, N.A., Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association, New York Branch, Mizuho Markets Americas LLC (with Mizuho Securities USA LLC acting as agent), Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, The Bank of Nova Scotia and Wells Fargo Bank, National Association, as forward purchasers (the “Forward Purchasers”); (5) the notice, dated February 18, 2025, from the Company to the Agents, Forward Sellers and Forward Purchasers pursuant to Section 3(x) of the Sales Agreement, increasing the aggregate gross sales price authorized with respect to the Shares that may be offered pursuant to the Company’s at the market equity distribution program established by the Sales Agreement; and (6) ten separate “Master Forward Confirmations” meaning, collectively, (i) the Master Forward Confirmation, dated January 11, 2021, by and between

Morgan, Lewis & Bockius llp 101 Park Avenue New York, NY 10178-0060 +1.212.309.6000 United States +1.212.309.6001

Entergy Corporation
February 20, 2025

the Company and Bank of America, N.A., (ii) the Master Forward Confirmation, dated January 11, 2021, by and between the Company and Citibank, N.A, (iii) the Master Forward Confirmation, dated January 11, 2021, by and between the Company and JPMorgan Chase Bank, National Association (New York Branch), (iv) the Master Forward Confirmation, dated January 11, 2021, by and between the Company and Mizuho Markets Americas LLC (with Mizuho Securities USA LLC acting as agent), (v) the Master Forward Confirmation, dated January 11, 2021, by and between the Company and Wells Fargo Bank, National Association, (vi) the Master Forward Confirmation, dated May 6, 2024, by and between the Company and BNP Paribas, (vii) the Master Forward Confirmation, dated May 6, 2024, by and between the Company and Goldman Sachs & Co. LLC, (viii) the Master Forward Confirmation, dated May 6, 2024, by and between the Company and Morgan Stanley & Co. LLC, (ix) the Master Forward Confirmation, dated May 6, 2024, by and between the Company and MUFG Securities EMEA plc and (x) the Master Forward Confirmation, dated May 6, 2024, by and between the Company and The Bank of Nova Scotia. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. We have also examined or have caused to be examined such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as originals of the documents submitted to us as certified, facsimile or electronic copies and the authenticity of the originals of all documents submitted to us as copies.

Subject to the foregoing and the further exceptions and qualifications set forth below, we are of the opinion that (1) the Shares to be issued and sold by the Company pursuant to the Sales Agreement have been duly authorized and, when issued and delivered by the Company in accordance with the Sales Agreement against payment of the consideration contemplated thereby, the Shares will be validly issued, fully paid and non-assessable and (2) the Company has duly authorized the issuance and sale of the Shares to the Forward Purchasers pursuant to the Master Forward Confirmations and, when the terms of any Master Forward Confirmation and of the issue and sale of the Shares pursuant thereto have been duly established in accordance with the Sales Agreement, and when such Shares have been issued upon physical settlement or net share settlement, as applicable, in accordance with such Master Forward Confirmation and against payment of the consideration contemplated thereby, such Shares will be validly issued, fully paid and non-assessable.

Entergy Corporation
February 20, 2025

This opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.01 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement, and to the references to our firm, as counsel, in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP